Exhibit 10.39

November 30, 2008

The Employment Agreement dated September 25, 2007 between us and Rick Fehr is hereby amended as follows:

The last sentence in the first paragraph under the section entitled “Severance Payments” is hereby amended as follows:

Such payments will be made 6 months after your separation from service from the Company, as defined in Treas. Reg. Section 1.409A-1(h) and as uniformly applied in accordance with such rules as shall be established by the Company from time to time.